NORTHEAST BANCORP
Exhibit 11. Statement Regarding Computation of Per Share Earnings

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,321,332	2,320,951

Total Diluted Shares	2,321,332	2,333,212

Net Income	$387,370	$672,169
Less:
Preferred Stock Dividend	52,838	-
Accretion of Preferred Stock	6,481	-
Amortization of issuance costs	1,300	-

Net income available to common stockholders	$326,751	$672,169

Basic Earnings Per Share	$0.14	$0.29

Diluted Earnings Per Share	$0.14	$0.29

	Nine Months Ended	Nine Months Ended
	March 31, 2009	March 31, 2008
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,319,332	2,364,828

Total Diluted Shares	2,329,527	2,380,412

Net Income	$750,060	$1,505,162
Less:
Preferred Stock Dividend	64,200	-
Accretion of Preferred Stock	7,920	-
Amortization of issuance costs	1,566	-

Net income available to common stockholders	$676,374	$1,505,162

Basic Earnings Per Share	$0.29	$0.64

Diluted Earnings Per Share	$0.29	$0.63